Exhibit 99.1

Camden National Corporation Names New Chief Financial Officer

Deborah A. Jordan to Join Camden National Corporation as CFO

CAMDEN, Maine--(BUSINESS WIRE)--Robert W. Daigle, president and chief executive officer of Camden National Corporation (NASDAQ: CAC; the "Company"), announced that Deborah A. Jordan, CPA, 42, will join the Company as senior vice president, chief financial officer, and principal financial and accounting officer, effective September 1, 2008. Jordan will oversee the finance, accounting, budgeting, treasury, and investor relations functions for the Company.

Jordan was previously executive vice president and chief financial officer of Merrill Merchants Bancshares, Inc. (Merrill) based in Bangor, Maine, prior to its acquisition by Chittenden Corporation and People’s United Financial, Inc. Jordan presently oversees a number of financial and administrative functions at Merrill.

“With more than 20 years of experience in banking and financial management roles, Debbie brings considerable expertise in leading the financial function of a publicly traded community bank,” stated Daigle. “As a Certified Public Accountant, Debbie has a proven track record in financial reporting as well as strategic financial management of an organization. Her background will allow her to work with all of our major corporate constituencies to innovate financial management strategies, operating processes and performance measurement practices.”

During her tenure at Merrill, Jordan had oversight for the bank’s initial public offering, operating systems conversion, and acquisition negotiations as well as other administrative functions. Prior to joining Merrill, Jordan was an audit manager with Arthur Andersen’s Boston office.

“I look forward to joining Camden National Corporation and being part of its senior management team,” said Jordan.

A native of Maine, Jordan received a Bachelor of Science degree in Accounting from Husson College and an Associates degree in Business Management from Eastern Maine Community College. She is a member of the Maine State Society of Certified Public Accountants.

Jordan currently serves as a board member with Eastern Maine Community College Foundation, an organizer of Camp Capella, Inc. and a finance committee member for the Bangor Public Library.

Jordan and her husband, Bruce, have a son. The family will relocate to the Midcoast area in the fall.

Camden National Corporation, ranked in the top 20 in US Banker's 2008 list of top-performing mid-tier banks, headquartered in Camden, Maine, and listed on the NASDAQ® Global Select Market (“NASDAQ”) under the symbol CAC, is the holding company employing 440 Maine residents for two financial services companies, including Camden National Bank (CNB), a full-service community bank with a network of 37 banking offices serving coastal, western, central, and eastern Maine, and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland, Bangor, and Ellsworth. Acadia Financial Consultants is a division of CNB, offering full-service brokerage services.

CONTACT:
Camden National Corporation
Suzanne Brightbill, 207-230-2120
Public Relations Officer
sbrightbill@camdennational.com